August 26, 2005

RE: Richard Arnold compensation

It is hereby stated that I have elected to permanently waive any compensation from Pure Play Media Inc., from inception of the company until present time and will continue to permanantly waive any and all compensation into the future until such time as I deem.

Per;

/s/ Richard Arnold
Richard Arnold
CEO
Pure Play Media, Inc.

Pure Play Media Inc.	19800 Nordhoff Place Chatsworth, CA, 91311 USA	Ph. 818 717 6355 Fax. 818 717 5360 Toll Free: 866 820 3000	66 Wellington St. East Aurora, Ontario L4G 1H8 Canada	Ph. 905 726 9980 Fax. 905 726 9962